Exhibit 10.23

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

#310 - 730 View St Victoria BC, V8W 3Y7

July 17, 2018

Matthew Murray,

Contracts and Agreements Manager

UBC - UILO

Dear Matthew,

I am writing to express our enthusiasm regarding iFyber’s DoD project with Dr Hancock. This project has the goal of developing novel peptide-based wound dressings designed for management of biofilm- associated wound infections, especially those caused by recalcitrant multi-drug resistant strains. ABT Innovations Inc is a Victoria based company that has licenced in the technology to Dr Hancock’s proprietary peptides from UBC. We have an existing agreement with iFyber to sub-license the proprietary peptides to iFyber for use in these dressings according to a LOI of December 6, 2016. We recognize that there may be some IP obligations associated with DoD funding but feel that any generated IP will be conditional on existing UBC IP licenced to ABT.

According to the above mentioned agreement to sub-license these peptides to iFyber, given successful preclinical efficacy and safety studies and a viable business case for product development, we hereby provide a waiver to use our licenced (from UBC) IP in this project. In particular, ABT specifically authorizes the use of all IP/Technology/patents/etc covered in the ABT/UBC license in the iFyber project, to enable UBC to meet all requirements of the sub-award and all applicable US government regulations governing the grant.

We also provide a waiver for UBC to notify iFyber of any inventions achieved through the use of ABT- licenced, as long as ABT is notified conjointly.

We look forward to assisting you in this venture.

Sincerely,

Mr. Michael Graw

CEO ABT Innovations Inc.

cc. Greg Mouchka, iFyber